UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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RAILAMERICA, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RAILAMERICA, INC.
7411 Fullerton Street, Suite 300
Jacksonville, Florida 32256

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 19, 2011

Dear Stockholder:

On behalf of the Board of Directors and the management of RailAmerica, Inc. (the “Company; “we”; “us” or “our”), I invite you to attend the 2011 Annual Meeting of Stockholders (the “Meeting”) which will be held at our corporate offices at 7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256 on Thursday, May 19, 2011, beginning at 10:00 a.m., local time, for the following purposes:

1.	To elect two Class II directors, for a term of three years;

2.	To ratify Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2011;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of future advisory votes on executive compensation; and

5.	Any other matters that properly come before the Meeting and any adjournments or postponements of the Meeting.

The Board of Directors of the Company has fixed the close of business on March 23, 2011 as the record date for the determination of stockholders entitled to notice of and to vote at our Meeting, and any adjournments or postponements of the Meeting.

Your vote is important. Whether you attend the Meeting or not, please complete, sign, date and promptly mail the enclosed proxy card in the enclosed postage-paid envelope, or you may also follow the instructions on the proxy card to vote by internet or telephone. If you vote by proxy card, internet or telephone, you may nevertheless attend the Meeting, revoke your proxy and vote your shares in person.

We look forward to seeing you at the Meeting.

John E. Giles
President and Chief Executive Officer
Jacksonville, Florida
April 13, 2011

Important Notice Regarding Availability of Proxy Materials for RailAmerica’s Annual Meeting to be held on May 19, 2011. The proxy statement and annual report to shareholders will be available on the Internet at www.railamerica.com on or about April 15, 2011.

2011 ANNUAL MEETING OF STOCKHOLDERS
OF
RAILAMERICA, INC.

PROXY STATEMENT

This proxy statement contains information relating to our 2011 annual meeting of stockholders (the “Meeting”) to be held on Thursday, May 19, 2011, beginning at 10:00 a.m., local time, at the Company’s corporate offices at 7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256, and to any adjournments or postponements. The approximate date that this proxy statement and the enclosed form of proxy are first being sent to stockholders is April 15, 2011.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Who is entitled to vote?

Only stockholders of record of our common stock at the close of business on the record date, March 23, 2011, are entitled to receive notice of the Meeting and to vote the shares of our common stock that they held on that date at the Meeting, or any postponement or adjournment of the Meeting. As of the record date 53,883,728 shares of our common stock were outstanding and entitled to vote and held by approximately 55 stockholders of record. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

What will be voted on at the Meeting?

At the Meeting, stockholders will act upon the matters outlined in the accompanying notice of the annual meeting, including:

•	the election of Joseph P. Adams, Jr. and Paul R. Goodwin as the Class II directors (Proposal No. 1);

•	the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 (Proposal No. 2);

•	an advisory vote on executive compensation (Proposal No. 3); and

•	an advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 4).

In addition, stockholders will transact any other business that may properly come before the Meeting and any adjournments or postponements of the Meeting, and our management will report on our performance during the fiscal year ended December 31, 2010 and respond to appropriate questions from stockholders.

What are the Board of Directors’ voting recommendations?

The enclosed proxy is solicited on behalf of the Board of Directors (“Board”). The recommendation of the Board is set forth with the description of the items in this proxy statement to be voted on by the stockholders. In summary, the Board recommends a vote:

•	FOR the election Joseph P. Adams, Jr. and Paul R. Goodwin as the Class II directors named in this proxy statement (Proposal No. 1, see page 6);

•	FOR the ratification of the selection of Ernst & Young LLP as RailAmerica’s independent registered public accounting firm for 2011 (Proposal No. 2, see page 29);

•	FOR the proposal regarding an advisory vote on executive compensation (Proposal No. 3, see page 30); and

•	The Board has determined not to make a recommendation regarding whether a say-on-pay vote should occur every one year, every two years or every three years, but to wait and consider the views of our stockholders before making any determination as to the appropriate frequency of future say-on-pay votes. (Proposal No. 4, see page 31).

The Board does not know of any other matters that may be brought before the Meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate Board nominees. In the event that any other matter should properly come before the Meeting or any nominee is not available for election, the proxy holders will vote at the Meeting or any adjournment or postponement of the Meeting as recommended by the Board or, if no recommendation is given, in accordance with their best judgment.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered with respect to those shares, the “stockholder of record”. We have sent the notice of annual meeting, proxy statement, annual report and proxy card directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name”. The notice of annual meeting, proxy statement, annual report and proxy card have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

What constitutes a quorum?

The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the record date will constitute a quorum, permitting the Meeting to conduct its business. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Meeting for purposes of determining a quorum.

If less than a majority of outstanding shares entitled to vote are represented at the Meeting, a majority of the shares present at the Meeting may adjourn the Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the Meeting before an adjournment is taken.

How many votes do I have?

You will have one vote for every share of RailAmerica, Inc. common stock owned at the close of business on the record date, March 23, 2011.

How do I vote?

You can vote either in person at the Meeting or by proxy without attending the Meeting. The shares represented by a properly executed proxy will be voted as you direct.

To vote by proxy, you must do one of the following:

•	Vote by Internet: If you are a stockholder of record as of March 23, 2011, you may vote by Internet by following the instructions on your proxy card until 11:59 p.m. Eastern Time the day before the Meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting instruction form. Internet voting is available 24 hours a day.

•	Vote by Telephone: If you are a stockholder of record as of March 23, 2011, you may vote your shares by telephone until 11:59 p.m. Eastern Time the day before the Meeting date by calling the toll-free number listed on the proxy card on a touch-tone phone telephone. Easy-to-follow voice prompts enable you to vote your shares and confirm that your instructions have been properly recorded. Telephone voting is available 24 hours a day.

•	Vote by Mail: All stockholders of record as of March 23, 2011 also can vote by written proxy card. If you choose to vote by mail, complete, sign, date and return your proxy card in the postage-paid envelope provided. Please promptly mail your proxy card to ensure it is received prior to the Meeting. Votes submitted by written proxy must be received by 5:00 p.m. Eastern Time the day before the Meeting date.

•	In Person. All stockholders of record as of March 23, 2011 may vote in person at the Meeting.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you will receive instructions from the holder of record that you must follow for your shares to be voted. The availability of telephonic or Internet voting will depend on the broker’s, bank’s or other holder of record’s voting process. Please check with your broker, bank or other holder of record and follow the voting procedures your broker, bank or other holder of record provides to vote your shares. Also, please note that if the holder of record of your shares is a broker, bank or other holder of record and you wish to vote in person at the Meeting, you must request a legal proxy from your broker, bank or holder of record and present that proxy and proof of identification at the Meeting.

How will my shares of common stock be voted if I give my proxy but do not specify how my shares should be voted?

If you provide specific voting instructions, your shares will be voted at the Meeting in accordance with your instructions. If you sign your proxy card, but do not give specific voting instructions, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board, or if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each item?

Election of Directors.  For Proposal No. 1, the affirmative vote of a plurality of the votes cast at the Meeting is required for the election of Joseph P. Adams, Jr. and Paul R. Goodwin as the Class II directors. A properly executed proxy marked “WITHHOLD ALL” or “FOR ALL EXCEPT”, as the case may be, with respect to the election of directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Stockholders do not have the right to cumulate their votes for directors.

Other Items.  For Proposals No. 2 and No. 3 or any other item which may properly come before the Meeting, the affirmative vote of a majority of the shares of common stock present, either in person or by proxy, and voting will be required for approval, unless otherwise required by law. For Proposal No. 4, the frequency (every one, two or three years) receiving the largest number of votes, even if not a majority, will be considered the preference of our stockholders. A properly executed proxy marked “ABSTAIN” with respect to any of those matters will not be voted, although it will be counted for purposes of determining whether there is a quorum.

What is a “broker non-vote” and how would it affect the vote?

A “broker non-vote” occurs when a broker or other nominee who holds shares for another person does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares, such that the broker is unable to vote those uninstructed shares. Brokers will have discretionary voting power to vote shares for which no voting instructions have been provided by the beneficial owner with respect to the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm (Proposal No. 2).

Brokers will not have discretionary voting power to vote shares with respect to the election of Joseph P. Adams, Jr. and Paul R. Goodwin as the Class II directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 3), and the advisory vote on the frequency of future advisory votes on executive compensation (Proposal No. 4). Broker non-votes will have no effect on Proposals No. 1, No. 3, and No. 4.

If other matters are properly brought before the Meeting and they are not considered routine under the applicable NYSE rules, shares held by a broker or other nominee will not be voted on such non-routine matters by the brokerage firms unless they have received voting instructions and, accordingly, any such shares will be “broker non-votes” and will not be counted with respect to such matters.

Can I change my vote?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the Meeting. If you are a stockholder of record, regardless of the way in which you submitted your original proxy, you may change it by:

•	returning a later-dated signed proxy card to us prior to the Meeting at RailAmerica, Inc., 7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256, Attention: General Counsel/Corporate Secretary;

•	delivering a later-dated written notice of revocation to us prior to the Meeting at RailAmerica, Inc., 7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256, Attention: General Counsel/Corporate Secretary;

•	submitting a later-dated proxy by telephone or Internet (only your last telephone or Internet proxy will be counted) prior to the Meeting; or

•	attending the Meeting and properly voting in person.

Alternatively, you may hand deliver a later-dated written notice of revocation, or later-dated signed proxy to the Secretary at the Meeting before we begin voting.

If your shares are held through a broker, bank or other holder of record, you will need to contact that broker, bank or holder of record if you wish to change your voting instructions. You may also vote in person at the Meeting if you obtain a legal proxy as described in the answer to the question above entitled “How do I vote?”

Mere attendance at the Meeting will not cause your previously granted proxy to be revoked.

Who pays for the preparation and mailing of the proxy materials?

The Company will pay the cost of preparing, assembling and mailing the notice of annual meeting, proxy statement, enclosed proxy card and accompanying annual report. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies, and we may reimburse those persons for their expenses incurred in connection with these activities. We will compensate only independent third-party agents who are not affiliated with us but solicit proxies. At this time, we do not anticipate that we will be retaining a third-party solicitation firm, but should we determine, in the future, that it is in our best interest to do so, we will retain a solicitation firm and pay for all costs and expenses associated with retaining this solicitation firm.

You should review the information contained in this proxy statement separately from our 2010 annual report to stockholders (“2010 Annual Report”). Our principal executive offices are located at 7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256, and our telephone number is (904) 538-6049. A list of stockholders entitled to vote at the Meeting will be available at our offices for a period of ten days prior to the Meeting and at the Meeting itself for examination by any stockholder.

How do I sign up for electronic delivery of future proxy materials?

If you would like to reduce costs incurred by RailAmerica, Inc. in mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

What is the deadline for consideration of shareholder proposals for the 2012 annual meeting of stockholders?

A shareholder who wants to submit a proposal to be brought before the 2012 annual meeting of stockholders (the “2012 Annual Meeting”) may do so by following the procedures set forth under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be eligible for inclusion in the proxy materials related to the 2012 Annual Meeting, the shareholder must send the shareholder proposal to Office of the General Counsel/

Corporate Secretary, RailAmerica, Inc., 7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256, so that it is received no later than the close of business on December 17, 2011, unless the date of the 2012 Annual Meeting is changed by more than 30 days from the date of the last annual meeting, in which case the proposal must be received no later than a reasonable time before the Company begins to print and send its proxy materials.

Does the Board consider director nominees recommended by stockholders?

Yes, the Nominating, Corporate Governance and Conflicts Committee of the Board will review recommendations, as to possible nominees received from stockholders and other qualified sources, pursuant to the Company’s Bylaws and Certificate of Incorporation. A stockholder recommendation should be addressed to the Chair of the Nominating, Corporate Governance and Conflicts Committee of the Board, c/o General Counsel/Corporate Secretary, RailAmerica, Inc., 7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256, so that it is received no earlier than the close of business on January 20, 2012, nor later than the close of business on February 19, 2012, unless the date of the 2012 Annual Meeting is changed by more than 25 days from the date of the last annual meeting, in which case the nomination must be received no later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever occurs first.

Who can attend the Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend. Please note that if you hold shares in “street name,” that is, through a broker or other nominee, you will need to bring a copy of a recent account statement or letter from your bank or broker reflecting your stock ownership as of the record date.

Do I need a ticket to attend the Meeting?

Yes, you will be issued an admission ticket at the Stockholder Registration Desk at the Meeting. If you hold shares in your name, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares through a bank or broker, you will need proof of ownership, such as a recent account statement or letter from your bank or broker, along with proper identification.

Will I receive a copy of the 2010 Annual Report?

We have enclosed our 2010 Annual Report with this proxy statement. The 2010 Annual Report includes audited financial statements for our fiscal year ended December 31, 2010, along with other financial information about our company, which we urge you to read carefully.

How can I receive a copy of the 2010 Form 10-K?

The 2010 Form 10-K is included in our 2010 Annual Report which accompanies this proxy statement.

You can also obtain, free of charge, a copy of our 2010 Form 10-K or this proxy statement by:

•	Writing to RailAmerica, Inc., Investor Relations, 7411 Fullerton Street, Suite 300, Jacksonville, FL 32256;

•	Accessing the “SEC Filings” section of our Internet site at www.railamerica.com, by clicking on the “Investors” link; and

•	You can also obtain a copy of the 2010 Form 10-K and other periodic filings with the United States Securities and Exchange Commission (“SEC”) from the SEC’s EDGAR database at www.sec.gov.

Is this proxy statement available electronically?

•	You may access at the “SEC Filings” section of our Internet site at www.railamerica.com, by clicking on the “Investors” link; and

•	You can also obtain a copy of the proxy statement from the SEC’s EDGAR database at www.sec.gov.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation and Bylaws provides that our Board consist of no less than three nor more than nine members, and consist of three classes of directors, as nearly equal in number as possible, designated Class I, Class II and Class III, and provides that the exact number of directors comprising our Board will be determined from time to time by resolution adopted by the Board. The current Board is comprised of seven directors. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting are elected for a three-year term. Messrs. Giles, Montgomery and Robinson currently serve as the Class I directors and their terms will expire on the date of the 2013 annual meeting; Messrs. Adams and Goodwin currently serve as the Class II directors, and their terms will expire on the date of the 2011 Meeting; and Messrs. Edens and Schmiege currently serve as the Class III directors, and their terms will expire on the date of the 2012 annual meeting.

Messrs. Adams and Goodwin have been recommended for nomination by the Nominating, Corporate Governance and Conflicts Committee of the Board, and have been nominated by our Board to stand for re-election at the Meeting. As of the date of this proxy statement, each of Messrs. Adams and Goodwin have consented to serve and the Board has no reason to believe that each will not serve, if elected. However, if any one of them should become unavailable to serve as a director, and if the Board has designated a substitute nominee, the persons named as proxies will vote for this substitute nominee.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE
SHAREHOLDERS VOTE FOR THE ELECTION OF
JOSEPH P. ADAMS, JR. AND PAUL R. GOODWIN

Immediately below are the biographies of our Class II director nominees Joseph P. Adams, Jr. and Paul R. Goodwin, including information concerning the particular experience, qualifications, attributes or skills that led the Nominating, Corporate Governance and Conflicts Committee and the Board to conclude that each should serve on the Board:

Joseph P. Adams, Jr., 53, was appointed to the Board on October 12, 2009, and serves as Deputy Chairman. Mr. Adams is a managing director within the Private Equity business at Fortress Investment Group LLC (“Fortress”) and serves as Deputy Chairman of Aircastle Limited and RailAmerica, Inc. and Chairman of SeaCube Container Leasing Ltd. Mr. Adams is also a member of the Management Committee of Fortress.

Prior to joining Fortress in April 2004, Mr. Adams was a partner at Brera Capital Partners and at Donaldson, Lufkin & Jenrette where he was the head of the transportation industry group. In 2002, Mr. Adams served as the first Executive Director of the United States Air Transportation Stabilization Board.

Mr. Adams received a B.S. in Engineering from the University of Cincinnati and an M.B.A. from Harvard Business School.

Mr. Adams’ experience, including his role serving as Deputy Chairman on a number of boards for portfolio companies of Fortress, provides the Board with insights into how boards at other companies address issues similar to those faced by the Company. In addition, his experience as a private equity investor and investment and merchant banker provides the Board with valuable insights on financial, strategic planning and investor relations matters, particularly as they relate to transportation-related industries.

Paul R. Goodwin, 68, was appointed to the Board on October 12, 2009, and serves as Chairman of the Audit Committee and as a member of the Nominating, Corporate Governance and Conflicts Committee and Compensation Committee of the Board. Mr. Goodwin is currently, and has been since April 2003, a member of the board of directors of Manhattan Associates, Inc., and currently chairs it’s Nominating and Governance Committee. Since October 2010, Mr. Goodwin has been a member of the Board of Directors of SeaCube Container Leasing Ltd, and chairs its Audit Committee. From June 2003 through 2004, Mr. Goodwin served as a consultant to CSX Corporation, which, through its subsidiaries, operates the largest rail network in the eastern United States. Mr. Goodwin also served on the board of the National Railroad Retirement Investment Trust from 2003 through 2006. From April 2000 until June 2003, Mr. Goodwin served as vice-chairman and chief financial officer of CSX Corporation. Mr. Goodwin started with CSX Corporation in 1965 and held various senior management positions with entities affiliated with CSX Corporation group, including executive vice president and chief financial officer, senior vice president finance and planning and executive vice president of finance and administration. Mr. Goodwin graduated from Cornell University with a Bachelor of Civil Engineering and received an MBA from George Washington University.

Mr. Goodwin’s forty-six years of experience, including serving as vice-chairman and chief financial officer of CSX Corporation, is highly relevant to the Company. His experience provides the Board with a deep understanding of the freight railroad business and also provides financial expertise to the Board, including an understanding of financial accounting and reporting, including internal controls, and corporate finance and capital markets.

* * *

Immediately below are the biographies for our directors who will continue to serve after the 2011 Annual Meeting, including information concerning the particular experience, qualifications, attributes or skills that led the Nominating, Corporate Governance and Conflicts Committee and the Board to conclude that they should serve on the Board.

Continuing Class I Directors

John E. Giles, 61, was appointed to our Board on April 14, 2010. He has served as the President and Chief Executive Officer since February 20, 2007. He previously served as President and Chief Executive Officer of Great Lakes Transportation, LLC between 2001 and 2004, at which time the company was acquired by Canadian National Railway Co. He began in the industry in 1969 with a CSX predecessor. In 1975, he joined the Elgin, Joliet & Eastern Railway Company, a subsidiary of US Steel, where he held positions of progressively greater responsibility in the Transportation department. In 1981, Mr. Giles returned to CSX, where he served in a variety of roles in the operations, marketing and strategic planning departments. He has also served as a Director for various non-profits, and as a Director and advisor on various industry groups, including the Indiana Railroad Co., The Lake Carriers Association, National Freight Transportation Association, and INROADS. Mr. Giles was born in England and raised in Indianapolis. He holds a B.A. in Business from Marian College and an MBA from Indiana University.

As the Company’s Chief Executive Officer for the past four years, complemented by more than forty years of experience in the freight railroad business, Mr. Giles brings to the Board a superior and in-depth understanding of all aspects of the Company, including its customers, operations and key business drivers.

Vincent T. Montgomery, 50, was appointed to our Board on October 12, 2009. He is Chairman of the Nominating, Corporate Governance and Conflicts Committee and serves on the Audit Committee. Mr. Montgomery also served on the Compensation Committee from January 1 until April 14, 2010. Mr. Montgomery is the President of Toltz, King, Duvall, Anderson, and Associates, Inc. (“TKDA”), a privately held engineering and architectural consulting firm. Mr. Montgomery has served in that capacity since July 2006 and assumed the duties of CFO in March of 2009. Prior to his appointment as President, Mr. Montgomery served as Vice President of TKDA’s Rail Division for 10 years. He has served on TKDA’s board of directors since 1996 and currently serves on the board of two non-profit organizations. Mr. Montgomery is a licensed professional engineer in 12 states and has served on 3 committees for the American Railway Engineering and Maintenance of Way Association. Mr. Montgomery received a B.S. in Engineering from Montana State University and an MBA from the University of Minnesota.

Mr. Montgomery brings to the Board fifteen years of senior executive and director experience with TKDA and an in-depth understanding of freight railroads. Mr. Montgomery draws on his experience as a licensed professional engineer to provide the Board with insights on capital infrastructure planning and investment. Further, his experience serving as a chief financial officer of TKDA provides the Board with additional insights into financial and accounting matters relevant to the Company’s operations. Finally, Mr. Montgomery also brings useful corporate governance and compliance insights from his various professional roles.

Ray M. Robinson, 63, was appointed to our Board on April 14, 2010 and serves a member of the Nominating, Corporate Governance and Conflicts Committee and the Compensation Committee. Mr. Robinson is retired from AT&T Corporation where he held various positions over his thirty-five year tenure, including President of the Southern Region from 1996 to May 2003, Vice President of Corporate Relations from 1994 to 1996, and President and CEO of AT&T Tridom from 1993-1995. Mr. Robinson is Chairman of the Board of Citizens Trust Bank and has served in that capacity since May 2003. He is also a director of AMR Corporation and its wholly-owned, principal subsidiary, American Airlines; Avnet, Inc.; Acuity Brands, Inc. and Aaron’s, Inc., and previously served as a director of ChoicePoint and Mirant. Mr. Robinson graduated from the University of Denver with a Bachelor of Science in Finance and Economics and an MBA in Finance.

Mr. Robinson’s forty-three years of experience in the banking and telecommunications fields provides the Board with extensive strategic planning, financial, communications and executive leadership expertise. In addition, his experience as a director and member of board committees of other public companies provides him with important insights into how boards at other companies address issues similar to those faced by the Company. Mr. Robinson’s background and experience provides the Board a strong understanding of executive compensation and related areas and corporate governance.

Continuing Class III Directors

Wesley R. Edens, 49, was appointed to our Board on October 12, 2009 and serves as the Chairman. Mr. Edens is a principal and Co-Chairman of the Board of Directors of Fortress Investment Group LLC (“Fortress”) since August 2009 and a member of the Board of Directors of Fortress since November 2006. Mr. Edens has been a member of the Management Committee of Fortress since 1998. Mr. Edens is responsible for Fortress’ private equity and publicly traded alternative investment businesses.

Prior to co-founding Fortress in 1998, Mr. Edens was a partner and managing director of BlackRock Financial Management Inc., where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers.

Mr. Edens is Chairman of the Board of Directors of each of Aircastle Limited, Brookdale Senior Living Inc., Eurocastle Investment Limited, GateHouse Media, Inc., Mapeley Limited, Newcastle Investment Corp. and a director of GAGFAH S.A. and Penn National Gaming Inc. Mr. Edens was Chief Executive Officer of Global Signal Inc. from February 2004 to April 2006 and Chairman of the Board of Directors from October 2002 to January 2007. Mr. Edens serves in various capacities in the following two registered investment companies: Chairman, Chief Executive Officer and Trustee of Fortress Registered Investment Trust and Fortress Investment Trust II. Mr. Edens previously served on the boards of the following publicly traded company and registered investment companies: Crown Castle Investment Corp. (merged with Global Signal Inc.) from January 2007 to July 2007; Fortress Brookdale Investment Fund LLC, from August 13, 2000 (deregistered with the SEC in March 2009); Fortress Pinnacle Investment Fund, from July 24, 2002 (deregistered with the SEC in March 2008); and RIC Coinvestment Fund LP, from May 10, 2006 (deregistered with the SEC in June 2009).

Mr. Edens received a B.S. in Finance from Oregon State University.

Mr. Edens brings strong leadership, extensive business and managerial experience, and a tremendous knowledge of our Company and the transportation-related industry, to the Board. In addition, Mr. Edens brings his broad strategic vision to our Company and the Board. Further, his experience on the boards of other public companies, including serving as chairman of the board, provides the Board with insights into how boards at other companies address issues similar to those faced by the Company.

Robert Schmiege, 69, was appointed to the Board on October 12, 2009, and serves as Chairman of the Compensation Committee and as a member of the Audit Committee. Mr. Schmiege also served on the Nominating/Corporate Governance and Conflicts Committee from January 1 until April 14, 2010. Beginning in 1966, Mr. Schmiege spent virtually all of his professional life in the railroad industry and is currently retired. From 1988 to 1995, Mr. Schmiege served as Chairman, President and Chief Executive Officer of the Chicago and North Western Railway Co., or C&NW. Prior to that, Mr. Schmiege held several executive positions at C&NW, including Senior Vice President — Administration from 1984 to 1988 and Vice President — Labor Relations from 1979 to 1984, and he had a key leadership role in the leveraged buyout of C&NW by Blackstone Capital Partners in 1989, followed by its initial public offering and ultimate sale to Union Pacific in 1995. Mr. Schmiege is a graduate of the University of Notre Dame and Notre Dame Law School.

Mr. Schmiege’s forty-five years of experience, including serving as Chairman, President and Chief Executive Officer of Chicago and North Western Railway Co., provides the Board with a deep and diverse understanding of the freight railroad business. His leadership role in the leveraged buyout, IPO, and sale of C&NW is highly relevant to the Company given its recent history. Further, through his service at C&NW, Mr. Schmiege also has a strong understanding of executive compensation and related areas.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that the directors listed below are “independent” as defined in the listing standards of the NYSE. In making this determination, the Board considered all the relevant facts and circumstances, including the “independence” standards set in the rules of the NYSE. In doing so the Board affirmatively determined that none of the independent directors, or any of their family members, has had any material relationship with the Company (either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company), other than as a shareholder and director, within the last three years.

Paul R. Goodwin
Vincent T. Montgomery
Ray M. Robinson
Robert Schmiege

Principles of Corporate Governance

The Board has adopted Corporate Governance Guidelines that reflect corporate governance principles and practices that reflect high standards of corporate governance in accordance with rules of the NYSE. The Company also has adopted a Code of Ethics applicable to all employees, and directors of the Company, and a Code of Ethics for Principal Executive and Senior Financial Officers. The Corporate Governance Guidelines, the Codes of Ethics, and the charters of each standing committee are available on the Company’s website at www.railamerica.com under the heading Investors/Corporate Governance. Shareholders may also request a free copy of these documents by writing to Office of the General Counsel/Corporate Secretary, RailAmerica, Inc., 7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256.

Shareholders who wish to communicate with the Board generally, or with a particular director, may forward the appropriate correspondence to the Board member c/o Office of the General Counsel/Corporate Secretary RailAmerica, Inc., 7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256. Appropriate correspondence generally includes any legitimate, non-harassing inquiries or statements.

Meetings of the Board

The Company has been a public company since October 2009, and in 2010, as a public company, there were six meetings of the Board, seven meetings of the Audit Committee, five meetings of the Compensation Committee and three meetings of the Nominating, Corporate Governance and Conflicts Committee. Each director that served on the Board, except for Mr. Edens, attended 75% or more of the meetings of the Board and the meetings of the committees on which he served.

Board Leadership Structure and Executive Sessions

The Board understands that there is no single, generally accepted approach to providing Board leadership and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. To this end, the Board has not formalized a policy mandating the combination or separation of the roles of Chairman and CEO. However, the Company currently maintains, and has maintained, a separate Chairman and CEO. This leadership structure is appropriate for the Company at this time as it permits our CEO John E. Giles to focus on management of the Company’s day-to-day operations, while allowing our Chairman,

Wesley R. Edens, to lead the Board in its fundamental role of providing advice to and independent oversight of management.

The Board is comprised of six non-management directors and one management director. In accordance with the Company’s Corporate Governance Guidelines and rules of the NYSE, the non-management directors are required to meet regularly in executive session. Mr. Edens has been appointed by the non-management directors as the lead non-management director to preside at those sessions, the “Presiding Director”. Also, according to the Company’s Corporate Governance Guidelines and rules of the NYSE, the “independent directors” must meet in executive session at least once a year. Interested parties who wish to communicate directly with the non-management directors may forward correspondence to The Presiding Director, c/o Office of the General Counsel/Corporate Secretary, RailAmerica, Inc., 7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256.

Directors are invited and encouraged to attend the Company’s annual meeting of stockholders in person, by telephone or video conference, but the Company recognizes that such attendance may be impractical as a result of personal or business circumstances.

Board Oversight of Risk Management

Senior management is responsible for assessing and managing the Company’s various exposures to risk on a day-to-day basis, including the creation of appropriate risk management programs and policies. The Company has developed a consistent, systemic and integrated approach to risk management to help determine how best to identify, manage and mitigate significant risks throughout the Company. The Board is responsible for overseeing management in the execution of its responsibilities and for assessing the Company’s approach to risk management. The Board exercises these responsibilities periodically as part of its meetings and also through the Board’s three committees, each of which examines various components of enterprise risk as part of their responsibilities. For example, the Audit Committee has primary responsibility for addressing risks relating to financial matters, particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting. The Audit Committee has primary responsibility for reviewing and discussing the Company’s practices regarding risk assessment and management, including any guidelines or policies that govern the process by which the Company identifies, monitors and handles major risks. The Nominating, Corporate Governance and Conflicts Committee oversees risks associated with the independence of the Board and potential conflicts of interest. The Compensation Committee has primary responsibility for risks and exposures associated with the Company’s compensation policies, plans and practices, regarding both executive compensation and the compensation structure generally, including whether it provides appropriate incentives that do not encourage excessive risk taking.

With respect to risk related to compensation matters, the Compensation Committee considers, in establishing and reviewing the Company’s executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Named executive officers’ base salaries are fixed in amount and thus do not encourage risk-taking. Bonuses take into account overall corporate performance and are determined with a view to the target levels. A large portion of compensation provided to the named executive officers is in the form of equity incentive awards that are important to help further align executives’ interests with those of the Company’s shareholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to the Company’s share price, and since awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance. The Compensation Committee has also reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

In addition, an overall review of risk is inherent in the Board’s consideration of the Company’s long-term strategies and other matters presented to the Board. The Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its committees providing oversight in connection with those efforts.

Board Committees

The Board has an Audit Committee, Compensation Committee and Nominating, Corporate Governance and Conflicts Committee.

Audit Committee

The members of the Audit Committee are Mr. Goodwin, Chairman, and Mr. Montgomery and Mr. Schmiege as committee members. All three members have been determined to meet all applicable independence and financial literacy and other requirements as defined under NYSE rules and Rule 10A-3 of the Exchange Act. Mr. Goodwin has been designated as the Audit Committee’s financial expert. The duties and responsibilities of the Audit Committee include:

•	reviewing the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracking management’s corrective action plans where necessary;

•	reviewing the Company’s financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviewing the Company’s financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

•	having the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm.

Compensation Committee

The members of the Compensation Committee are Mr. Schmiege, Chairman, and Mr. Goodwin and Mr. Robinson as committee members. Mr. Montgomery served on the Compensation Committee from October 12, 2009 until April 14, 2010. All three members have been determined to be “independent” directors as defined under the NYSE rules, “non-employee” directors as defined in Rule 16b-3(b)(3) under the Exchange Act and “outside” directors within the meaning of Section 162(m)(4)(c)(i) of the Internal Revenue Code. The duties and responsibilities of the Compensation Committee include:

•	reviewing and recommending to the board the salaries, benefits and equity incentive grants for all employees, consultants, officers, directors and other individuals we compensate;

•	reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and determining the Chief Executive Officer’s compensation based on that evaluation; and

•	overseeing the Company’s compensation and employee benefit plans.

Nominating, Corporate Governance and Conflicts Committee

The members of the Nominating, Corporate Governance and Conflicts Committee are Mr. Montgomery, Chairman, and Mr. Goodwin and Mr. Robinson as committee members. Mr. Schmiege served on the Nominating, Corporate Governance and Conflicts Committee from October 12, 2009 until April 14, 2010. All three members have been determined to be “independent” directors as defined under NYSE rules. The duties and responsibilities of the Nominating, Corporate Governance and Conflicts Committee include the following:

•	reviewing the performance of our Board and making recommendations to the board regarding the selection of candidates, qualification and competency requirements for service on the board and the suitability of proposed nominees as directors;

•	advising the board with respect to the corporate governance principles applicable to us;

•	overseeing the evaluation of the board and management;

•	reviewing and approving in advance any related party transaction, other than those that are pre-approved pursuant to pre-approval guidelines or rules established by the committee; and

•	establishing guidelines or rules to cover specific categories of transactions.

The Nominating, Corporate Governance and Conflicts Committee does not have a formal policy with respect to diversity. However, the Committee seeks to have a Board that reflects an appropriate balance of knowledge, experience, skills, expertise and diversity, as applicable to our industry. The Committee assesses its achievement of diversity through the review of Board composition as part of the Board’s annual self-assessment process.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of material provisions of various transactions we have entered into with our executive officers, directors (including nominees), 5% or greater stockholders and any of their immediate family members since January 1, 2010. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

Our Formation/Original Capital Investment

We were incorporated in Delaware on March 31, 1992 as a holding company for two pre-existing railroad companies. Wesley R. Edens, Chairman of our Board, is the Co-Chairman of the board of directors of Fortress, and Joseph P. Adams, Jr., Deputy Chairman of our Board, is a Managing Director of Fortress.

Stockholders Agreement

General

In connection with our initial public offering (“IPO”), we entered into a stockholders agreement (the “Stockholders Agreement”) with RR Acquisition Holding LLC, which we refer to as the Initial Stockholder.

As discussed further below, the Stockholders Agreement provides certain rights to the Initial Stockholder with respect to the designation of directors for nomination and election to our Board, as well as registration rights for certain of our securities owned by the Initial Stockholder, certain other affiliates of Fortress and permitted transferees (“Fortress Stockholders”).

Our Stockholders Agreement provides that the parties thereto will use their respective reasonable efforts (including voting or causing to be voted all of our voting shares beneficially owned by each) so that no amendment is made to our amended and restated certificate of incorporation or amended and restated bylaws in effect as of the date of the Stockholders Agreement that would add restrictions to the transferability of our shares by the Initial Stockholder or its permitted transferees which are beyond those provided for in our amended and restated certificate of incorporation, amended and restated bylaws, the Stockholders Agreement or applicable securities laws, or that nullify the rights set out in the Stockholders Agreement of the Initial Stockholder or its permitted transferees unless such amendment is approved by such the Initial Stockholder.

Designation and Election of Directors

The Stockholders Agreement provides that, for so long as the Stockholders Agreement is in effect, the Fortress Stockholders shall take all reasonable actions within their respective control (including voting or causing to be voted all of the securities entitled to vote generally in the election of our directors of the Company held of record or beneficially owned by the Fortress Stockholders, and, with respect to the Company, including in the slate of nominees recommended by the board those individuals designated by FIG LLC) so as to elect to the board, and to cause to continue in office, not more than seven directors (or such other number as FIG LLC may agree in writing), of whom, at any given time:

•	at least a majority of such directors shall be individuals designated by FIG LLC, for so long as the Fortress Stockholders beneficially own at least 40% of the voting power of the Company;

•	at least three directors (four if the board consists of more than seven directors) shall be individuals designated by FIG LLC, for so long as the Fortress Stockholders beneficially own less than 40% but at least 20% of the voting power of the Company;

•	at least two directors shall be individuals designated by FIG LLC, for so long as the Fortress Stockholders beneficially own less than 20% but at least 10% of the voting power of the Company; and

•	at least one director shall be an individual designated by FIG LLC, for so long as the Fortress Stockholders have beneficially own less than 10% but at least 5% of the voting power of the Company.

In accordance with the Stockholders Agreement, FIG LLC designated Paul R. Goodwin, Vincent T. Montgomery and Robert Schmiege for election to our Board.

Registration Rights

Demand Rights.  Under our Stockholders Agreement, the Fortress Stockholders will have, for so long as the Fortress Stockholders beneficially own an amount of our common stock (whether owned at the time of our IPO or subsequently acquired) equal to or greater than 1% of our shares of common stock issued and outstanding immediately after the IPO (a “Registrable Amount”), “demand” registration rights that allow the Fortress Stockholders, at any time after 180 days following the IPO, to request that we register under the Securities Act an amount equal to or greater than a Registrable Amount. The Fortress Stockholders will be entitled to unlimited demand registrations so long as such persons, together, beneficially own a Registrable Amount. We are also not required to effect any demand registration within three months of a “firm commitment” underwritten offering to which the requestor held “piggyback” rights, described below, and which included at least 50% of the shares of common stock requested by the requestor to be included. We are not obligated to grant a request for a demand registration within three months of any other demand registration.

Piggyback Rights.  For so long as the Fortress Stockholders beneficially own an amount of our common stock equal to or greater than 1% of our common stock issued and outstanding immediately after the IPO, such Fortress Stockholders will also have “piggyback” registration rights that allow them to include the common stock that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8) or by any of our other stockholders that have registration rights. The “piggyback” registration rights of the Fortress Stockholders are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration.  Under our Stockholders Agreement, we have granted to the Initial Stockholder or any of its respective permitted transferees, for so long as it beneficially owns a Registrable Amount, the right to request a shelf registration on Form S-3 providing for offerings of our common stock to be made on a continuous basis until all shares covered by such registration have been sold, subject to our right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statements would be detrimental to us or our stockholders. In addition, the Initial Stockholder may elect to participate in such shelf registrations within ten days after notice of the registration is given.

Indemnification; Expenses.  Under our Stockholders Agreement, we will agree to indemnify the applicable selling stockholder and its officers, directors, employees, managers, members partners, agents and controlling persons against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which it sells shares of our common stock, unless such liability arose from the applicable selling stockholder’s misstatement or omission, and the applicable selling stockholder has agreed to indemnify us against all losses caused by its misstatements or omissions. We will pay all registration expenses incidental to our performance under the Stockholders Agreement, and the applicable selling stockholder will pay its portion of all underwriting discounts, commissions and transfer taxes, if any, relating to the sale of its shares of common stock under the Stockholders Agreement.

Lease Agreements

As of January 1, 2010, the Company was party to ten short-term operating lease agreements with Florida East Coast Railway LLC, (“FECR”) an entity also owned by investment funds managed by affiliates of Fortress. All but one of these agreements relate to the leasing of locomotives between the companies for ordinary business operations, which are based on current market rates for similar assets. During 2010, these locomotive lease agreements were combined into one master lease agreement. With respect to such master lease agreement, as of December 31, 2010, on a net basis the Company paid FECR $2.0 million. At December 31, 2010, the Company had no amounts payable to FECR under this agreement.

The remaining lease relates to the sub-leasing of office space by FECR to the Company. During 2010, FECR billed the Company $1.0 million under the sub-lease agreement, of which $0.1 million was payable to FECR at December 31, 2010.

Management and Reciprocal Administrative Services Agreements

Effective January 1, 2010, the Company entered into a Shared Services Agreement with FECR and its affiliates which provides for services to be provided from time to time by certain of our senior executives and other employees and for certain reciprocal administrative services, including finance, accounting, human resources, purchasing and legal. This agreement is generally consistent with arms-length arrangements with third parties providing similar services. The net amount of payments made by us under this agreement was $0.8 million for the year ended December 31, 2010. At December 31, 2010, the Company had a payable of $0.2 million due to FECR under this agreement.

Brown & Associates

From time to time, the Company has utilized Brown & Associates to provide certain sales and use tax advisory and preparation services. Aaron Giles, the son of the Company’s President and Chief Executive Officer, is an independent contractor of Brown & Associates. During the year ended December 31, 2010, Brown & Associates billed the Company approximately $0.3 million.

Related Party Transaction Review Process

Pursuant to our written policies and procedures with respect to transactions with persons related to us (referred to as “Related Party Transactions”), a Related Party Transaction may only be taken by us if the following steps are taken:

•	Prior to entering into a Related Party Transaction, the party wishing to enter into the proposed transaction must provide notice to our legal department of the facts and circumstances of the proposed transaction.

•	Our legal department will assess whether the proposed transaction is a Related Party Transaction.

•	If our legal department determines that the proposed transaction is a Related Party Transaction and unless such Related Party Transaction is required to be approved by our Board under our indenture or any other agreement we may enter into from time to time, the proposed transaction will be submitted to our Nominating, Corporate Governance and Conflicts Committee for consideration at its next meeting or, in those instances in which our legal department, in consultation with our Chief Financial Officer, determines that it is not practicable or desirable to wait until the next meeting, to the Chair of the Nominating, Corporate Governance and Conflicts Committee.

•	The Nominating, Corporate Governance and Conflicts Committee, or where submitted to the chairperson of that committee, the chairperson, shall consider all of the relevant facts and circumstances available, including (if applicable): the benefits to us; the impact on a director’s independence in the event the related party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. Only those Related Party Transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, may be approved.

COMPENSATION OF DIRECTORS

An annual fee of $50,000, payable in quarterly installments, is paid to each independent director. In addition, an annual fee of $10,000 is paid to each member of the Audit Committee ($15,000 to the chair) of the Board and an annual fee of $5,000 is paid to each member of the Nominating, Corporate Governance and Conflicts committee and the Compensation Committee ($10,000 to each chair) of the Board. Fees to independent directors may be paid by issuance of our common stock, based on the value of the common stock at the date of issuance, rather than in cash, so long as the issuance does not prevent the director from qualifying as an independent director and the shares are either granted pursuant to a stockholder-approved plan or the issuance is otherwise exempt from NYSE listing requirements. Messrs. Goodwin, Montgomery, Robinson and Schmiege each were granted $300,000 in restricted stock upon their election to the Board of Directors; that stock vests in three annual installments commencing with the end of the calendar quarter in which occurs the first anniversary of their election. Affiliated directors (Messrs. Adams, Edens and Giles) are not separately compensated. All members of the Board are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board.

Director Compensation Table

The following table summarizes the compensation earned by each of our directors in 2010.

	Fees Earned or
	paid in Cash	Stock Awards	Total
Name	($)(2)	$(3)	($)

Mr. Adams(1)	—	—	—
Mr. Edens(1)	—	—	—
Mr. Giles(1)	—	—	—
Mr. Goodwin	75,000	—	75,000
Mr. Montgomery	71,440	—	71,440
Mr. Robinson	42,666	300,000	342,666
Mr. Schmiege	71,440	—	71,440

(1)	Messrs. Edens, Adams and Giles, as affiliated directors, do not receive compensation from us for their service as directors.

(2)	The cash compensation is based fees for 2010 for Board membership retainer and committee membership fees.

(3)	Represents the grant date fair value of restricted shares awarded to Mr. Robinson, computed in accordance with FASB ASC Topic 718. These restricted shares vest in three equal portions on June 30, 2011, June 30, 2012, and June 30, 2013 provided Mr. Robinson serves as a director on each of the applicable vesting dates. Messrs. Goodwin, Montgomery and Schmiege each held 13,334 shares of restricted stock as of December 31, 2010. The directors holding these restricted shares will be entitled to any dividends that become payable on such shares during the restricted period. For a summary of the assumptions made in the valuation of the restricted share awards, please see note 4 to our audited financial statements for the year ended December 31, 2010, included in our Annual Report on Form 10-K for the year ended December 31, 2010.

EXECUTIVE OFFICERS

Georgi Kirov, 43, joined RailAmerica in August 2010, with over 16 years of corporate development and strategy experience, including positions at publicly traded companies as Director Corporate Development at Eaton Corporation in Cleveland, Ohio; Senior Vice President of Strategy and Business Development at Boart Longyear Company in Salt Lake City, Utah; and Executive Director of Mergers & Acquisitions and Strategy for Magna Donnelly in Troy, Michigan. Mr. Kirov was also a consultant for eight years with Bain & Company advising clients in a variety of manufacturing and service industries on growth, operational excellence and mergers and acquisitions both in the U.S. and internationally. Mr. Kirov has extensive experience in the corporate strategic planning process, strategy development and implementation, mergers, acquisitions and divestitures. Mr. Kirov holds a B.A. in Economics from Yale College and an MBA with a concentration in Strategic Management and Information Economics from the Wharton School of Business, University of Pennsylvania.

Paul Lundberg, 60, joined RailAmerica in February 2007 and served for two years with corporate responsibilities for operations, relationships with RailAmerica’s Class I railroad partners, and labor relations, before becoming RailAmerica’s Chief Operations Officer. Mr. Lundberg is part of the management team that joined RailAmerica upon its acquisition by Fortress. Mr. Lundberg began his railroad career on the Chicago & North Western Railway in 1973. He held a variety of management positions in labor relations and operations, including Vice President — Labor Relations and Senior Vice President — Transportation, where he was responsible for all transportation, coal and commuter operations, equipment management, service design and customer service. Subsequent to his career at the C&NW, Mr. Lundberg has held senior management positions at SeaLand and Maersk Sealand (container shipping) and Great Lakes Transportation (railroads and shipping). Prior to joining RailAmerica, Mr. Lundberg was General Manager of the Massachusetts Bay Commuter Railroad, the contract operator of commuter operations in the Boston area. Mr. Lundberg holds a Bachelor of Science in Communications degree from Northwestern University, and a Master of Management degree from Northwestern’s Kellogg Graduate School of Management.

David Novak, 57, joined RailAmerica in February 2008, with operations and administrative responsibilities. Mr. Novak began his business career in the operations department of the Elgin, Joliet & Eastern Railway Company, or EJ&E, a railroad subsidiary of United States Steel Corporation, or USS. Subsequently, Mr. Novak moved to CSX Transportation where he became general superintendent and a managing director in the sales-and-marketing department and a managing director in the finance department. In 2001, Mr. Novak joined the Great Lakes Transportation LLC, or GLT, management team, as a vice president with both operations and administrative responsibilities. After Canadian National Railway Co.’s, or CN’s, 2004 acquisition of GLT’s carrier subsidiaries, Mr. Novak remained with CN to integrate GLT’s operations into CN and to shutdown GLT’s Monroeville headquarters. In December 2004, Mr. Novak authored Project Solomon, an ambitious strategy that envisioned dividing EJ&E between CN and USS, thereby solving structural problems relating to CN’s Chicago-area operations. Mr. Novak led the EJ&E project from CN’s U.S. headquarters near Chicago and came to RailAmerica shortly after the EJ&E acquisition was announced. Mr. Novak holds Bachelor’s and Master’s degrees in business from Indiana University and has attended the University of Chicago, Syracuse University, and the Wharton School of the University of Pennsylvania.

Charles M. Patterson, 56, appointed to his post in March 2007, joined RailAmerica after a successful run as Director of Sales with CN Railway. Prior to that, he was Vice President and General Manager of Great Lakes Fleet, LLC. Mr. Patterson’s longest tenure was his 16 years with CSX, where he started as an Operations Planning analyst and ended as Director of Sales, Marketing and Customer Service for Minerals. He also served proudly in the US Army from 1977 to 1981, serving as a Commanding Officer and a Logistics Officer among other assignments. Mr. Patterson holds a B.S. from Davidson College and an MBA from the University of Virginia.

Clyde Preslar, 56, was named Senior Vice President and Chief Financial Officer of RailAmerica on May 5, 2008, and joined the Company with over 28 years of experience in corporate finance, including 11 years experience as a Chief Financial Officer of publicly traded companies. Prior to joining RailAmerica, Preslar was the Executive Vice President and Chief Financial Officer for Cott Corporation in Tampa, Florida. He also served as Vice President and Chief Financial Officer for Lance, Inc. in Charlotte, North Carolina. Preslar is an Elon College graduate and holds an MBA from Wake Forest University. Mr. Preslar is a Certified Public Accountant and Certified Management Accountant. Mr. Preslar serves or has served on the boards of the following publicly traded companies: Alliance One International, Inc. from May 2005 to the present and serves as the Chairman of their Audit Committee; and Forward Air Corporation from April 2004 to June 2008.

Scott G. Williams, 57, has served as RailAmerica’s Senior Vice President and General Counsel since 2002. Mr. Williams’ responsibilities include, among others, corporate governance, and SEC and NYSE compliance. Prior to joining RailAmerica, Mr. Williams practiced law as an equity partner with the 150+ attorney firm of Shutts & Bowen, LLP, developing an extensive background in commercial office, shopping center and industrial park development, land development, construction and permanent loan financing, and zoning and utilities practice. While at Shutts & Bowen, Mr. Williams represented the predecessors to RailAmerica in their early short line acquisitions, including the 1986 acquisition of Huron & Eastern Railway, and continued to represent RailAmerica in a series of asset and stock acquisitions and financings in the decade that followed. Mr. Williams has a combined 23 years of experience in working in, or representing clients in, the railroad industry. Mr. Williams received his B.A. from Yale University in 1976 and his J.D. from Vanderbilt University in 1980. He served for four years as a member of the State of Florida Commission on Ethics, and was elected and served as its Chairman in 1990 and 1991.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes and analyzes our executive compensation program for our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other executive officers named in our Summary Compensation Table. We refer to these five officers throughout the CD&A and the accompanying tables as our “Named Executive Officers.”

Executive Summary

We seek to closely align the interests of our Named Executive Officers with the interests of our shareholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased shareholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our Named Executive Officers’ total compensation is comprised of a mix of base salary payable in cash and annual incentive awards that are payable in a mix of cash and restricted stock.

Despite a difficult economic environment, our performance was solid during the last completed fiscal year. We increased our revenues by 15% to $490 million and our adjusted EBITDA rose to $169 million, an improvement of 19% over the prior year. We also successfully accomplished several strategic initiatives, including the acquisition of Atlas Railroad Construction Company and entry into a long-term operating agreement for Ottawa Valley Railroad and a contract to operate the Hoosier Southern and Sonoma-Marin Area Rail Transit. Successful negotiations were concluded with major railroads benefiting AGR, NECR, GEXR, and CORP. Our railroads benefited from a high-speed-rail grant and other public funds from various state and regional agencies. Our Horizon Project is 60% finished, paid for itself in 2010, and will be fully implemented this summer. We also finished Phase 1 of Project Tiempo (automated time and attendance), another effort set to conclude in 2011.

Our 2010 financial performance, including our performance relative to our peers (and the compensation practices of our peers) along with the individual performance of our Named Executive Officers served as key factors in determining compensation for 2010, including, as follows:

•	In light of the executive compensation pay practices of our peer group (as described below in “Role of the Compensation Committee”), the Compensation Committee determined to provide salary increases to our Named Executive Officers consistent with market practice.

•	In light of the importance of tying compensation to performance and remaining competitive and transparent, the Compensation Committee with assistance from Frederic W. Cook & Co., Inc. (“FW Cook”) has developed an incentive plan for 2011 through which earned compensation will be based on pre-determined operational, financial and strategic performance goals.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about the 2010 compensation of the Named Executive Officers.

Compensation Objectives and Philosophy

The primary goals of our compensation program for our Named Executive Officers are to:

•	Attract and retain the most talented and dedicated individuals who are critical to our success;

•	Link compensation realized to the achievement of the Company’s short- and long-term financial and strategic objectives; and

•	Align management and shareholder interests by encouraging long-term shareholder value enhancement.

To achieve these goals the Company’s executive compensation program is designed to provide an effective balance between cash and equity compensation; short- and long-term performance objectives; corporate and individual performance achievements; and measurement of financial and non-financial performance.

Role of the Compensation Committee

The responsibilities of the Compensation Committee include evaluating the performance of each of our Named Executive Officers in light of the goals and objectives of the Company’s executive compensation program, determining and approving the CEO’s compensation level based on this evaluation, and recommending compensation levels to the Board of Directors with respect to the other Named Executive Officers.

The CEO plays an active role in determining the compensation of the other Named Executive Officers. He periodically advises the Compensation Committee of his own evaluation of their job performance and, from time to time, offers for consideration by the Compensation Committee his own recommendations for their compensation levels. The Compensation Committee has the discretion to take these recommendations into account in determining the compensation of these Named Executive Officers. By contrast, our other Named Executive Officers are not in any way directly responsible for determining our CEO’s compensation, although they regularly provide information to the Compensation Committee relevant to its evaluation of the CEO’s compensation (for instance, in terms of our performance against established compensation goals and otherwise).

The Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary and advisable. In accordance with this authority, in January 2010, the Compensation Committee retained FW Cook as its independent compensation consultant to review the Company’s compensation policies and procedures with respect to the compensation of our Named Executive Officers. The services provided by FW Cook are under the direction and authority of the Compensation Committee, and all work performed by FW Cook is pre-approved by the Chairman of the Compensation Committee. FW Cook has no other direct or indirect business relationships with the Company.

FW Cook’s services included conducting a competitive compensation analysis for each of our Named Executive Officers, which assisted the Compensation Committee in understanding the competitiveness of the total direct compensation for each of the Named Executive Officers. To examine market-competitive compensation levels, FW Cook developed a comparative peer group of companies in the transportation and capital goods industry with reasonably similar size and scope in terms of annual revenues, EBITDA, EBITDA margin, total assets, market capitalization and number of employees as our company. The peer companies were:

AeroVironment	II-VI Incorporated
Ampco-Pittsburgh	Kansas City Southern
ArgonST*	Kaydon
DigitalGlobe	Kirby
Forward Air	Knight Transportation
GATX	RBC Bearings
Genesee & Wyoming	TAL International Group
HEICO	TBS International

*	Eliminated from the peer group following its August 2010 acquisition by The Boeing Company.

The competitive analysis in 2010 examined base salaries, total annual cash compensation (base salary and cash bonus compensation), long-term incentive grant values, and total direct compensation. Findings from the study included:

•	Base salaries for our Named Executive Officers were generally in the lower quartile of our peer group.

•	When cash bonuses are added to base salaries, our Named Executive Officers’ actual total annual cash compensation for 2009 was between the median and 75th percentile of the peer group historical data for the prior year. The Compensation Committee believes this competitive position was reasonable and appropriate in light of our performance during 2009.

•	Total direct compensation (which includes base salary and a cash and restricted stock bonus with respect to 2009 performance) for our Named Executive Officers was also between the median and 75th percentile of the peer group historical data for the prior year. Again, the Compensation Committee believes this competitive position was reasonable in light of our performance.

•	Our total direct compensation mix was more heavily weighted toward incentive compensation as compared to fixed compensation and, for our CEO, was more heavily weighted toward equity compensation versus cash, as compared to the peer group data.

A second phase of FW Cook’s services during 2010 and 2011 included a review of the design and structure of our direct compensation programs (salary infrastructure, annual incentives and equity incentives) and their linkage to the Company’s strategic plan. As described further below, reports by FW Cook in 2010 factored into Compensation Committee decisions regarding 2010 base salary increases and reports by FW Cook in 2010 and 2011 factored into Compensation Committee decisions regarding 2010 annual bonus payment amounts. Refer to the section entitled “2011 Compensation Decisions,” for further information regarding this analysis.

Elements Of Compensation

Our compensation program for our Named Executive Officers consists of the elements set forth below. Determinations regarding any one element of compensation affect determinations regarding each other element, because the goal of the Compensation Committee is to set overall compensation at appropriate levels. The Compensation Committee takes into account in this regard the extent to which different compensation elements are at-risk. Accordingly, for example, the amount of base salary paid to a Named Executive Officer is considered by the Compensation Committee in determining the amount of any cash bonus or restricted stock award for that Named Executive Officer. However, the Compensation Committee does not apply a specific formula governing the allocations among the at-risk components.

Base Salary.  Base salaries for our Named Executive Officers are established based upon the scope of their responsibilities, taking into account the compensation levels from their recent prior employment. Base salaries are intended to provide a minimum fixed level of compensation that does not vary with performance. Our compensation philosophy is to keep base salaries at competitive levels and to provide a large portion of total direct compensation in the form of incentive compensation. In this way, total direct compensation will vary with our performance and the performance of each Named Executive Officer.

The compensation analysis performed by FW Cook in 2010 found that base salaries for Named Executive Officers were generally in the lower quartile of our peer group. In order to keep base salary levels in a reasonable and competitive position, the Compensation Committee recommended to the Board of Directors that the base salaries of our Named Executive Officers be increased to bring salaries closer to the median of the comparative peer group while considering a number of individual factors, including degree of retention risk, difficulty of replacing each Named Executive Officer, importance of position to the company, individual skills and experience relative to peers. In July of 2010, the Board of Directors approved salary increases for the Named Executive Officers, effective August 1, 2010 as follows:

	1/1/2010	8/1/2010
	Base	Base
Name	Salary	Salary

John Giles	$300,000	$500,000
Clyde Preslar	$250,000	$300,000
Paul Lundberg	$236,000	$300,000
David Novak	$200,000	$270,000
Charles Patterson	$236,000	$280,000

Incentive Compensation.  On an annual basis, we provide incentive compensation comprised of cash and restricted stock awards (“Incentive Restricted Shares”) to the Named Executive Officers. These short-term cash incentives and long-term equity incentives are intended to reward the Named Executive Officers for our overall financial performance and for achieving important milestones, as well as for individual performance, all of which contribute significantly to the strategic and long-term performance and growth of the Company. For 2010, the Compensation Committee did not set specific corporate or individual performance objectives for determination of annual bonuses. Rather, the Compensation Committee evaluated 2010 corporate performance and the performance of each individual Named Executive Officer on a subjective basis. Factors considered by the Compensation Committee included the Company’s increased EBITDA and cash flow in a difficult economic environment, productivity improvements, cost reductions, improved safety record, achievement of a variety of strategic initiatives, and specific bonus recommendations from the CEO for each Named Executive Officer (other than the CEO). The Compensation Committee considered these factors and the February 2011 report from FW Cook, which served as a competitive frame of reference, and then made specific recommendations to the Board of Directors with respect to the 2010 incentive compensation for each Named Executive Officer (other than the CEO), which recommendations were approved by the Board of Directors. The Compensation Committee evaluated the performance of the CEO in light of the goals and objectives of the Company’s executive compensation plans and all other relevant factors, including the Company’s performance and relative shareholder return, and the awards given to the CEO in prior years. The Compensation Committee determined and approved the CEO’s 2010 incentive compensation based on this evaluation.

•	Cash Portion of Annual Incentive. Approximately 40% of the CEO’s and 42% of each of the other Named Executive Officer’s incentive award with respect to 2010 performance was paid in a single cash installment on March 11, 2011. These cash bonuses appear in the Bonus column of the Summary Compensation Table for 2010 and are described in the 2010 Incentive Compensation Table below.

•	Equity Portion of Annual Incentive. Approximately 60% of the CEO’s and 58% of each of the other Named Executive Officer’s incentive award with respect to 2010 performance was granted on February 22, 2011, in the form of Incentive Restricted Shares that vests in equal installments on the first three anniversaries of the grant date. The Compensation Committee paid a portion of the annual incentive in Incentive Restricted Shares in order to align the interests of our Named Executive Officers with the long-term interests of our shareholders, to tie the ultimate value of the earned awards to sustained shareholder value, and to retain key talent. The Incentive Restricted Share grants are described in the 2010 Incentive Compensation Table below, but do not appear in the Summary Compensation Table or in the Grants of Plan-Based Awards Table because they were granted in 2011.

The following table illustrates total incentive compensation with respect to 2010, the value of the cash portion and equity portion, and the number of shares of restricted stock granted to deliver the equity portion.

2010 Incentive Compensation (awarded in 2011)

	Total Incentive	Cash Portion Value	Restricted Stock	Restricted Shares
	Earned ($)	($)	Grant Value ($)	Granted (#)*

Mr. Giles	1,800,000	720,000	1,080,000	79,120
Mr. Preslar	730,000	306,600	423,400	31,018
Mr. Lundberg	730,000	306,600	423,400	31,018
Mr. Novak	671,600	282,072	389,528	28,536
Mr. Patterson	581,000	244,020	336,980	24,687

*	The number of shares of restricted stock was determined by dividing the dollar amount of the restricted stock grant value by $13.65, the closing price of our common stock on the grant date, February 22, 2011.

Additionally, Bonus Restricted Shares in respect of each officer’s performance in 2009, vesting in equal installments over 3 years, were awarded on February 24, 2010 as follows: Mr. Giles: 98,244 shares; Mr. Preslar: 35,535 shares; Mr. Lundberg: 35,535 shares; Mr. Novak: 31,772 shares; and Mr. Patterson 29,264 shares.

Severance and Change in Control Benefits.  The Company has entered into employment agreements and restricted stock grant agreements with our Named Executive Officers that provide severance and change in control benefits to those officers in the circumstances described below in the section entitled “Employment, Management Shareholder and Other Agreements.” The Company believes that these severance and change in control benefits are essential elements of our executive compensation program and assist us in recruiting and retaining talented officers. We do not provide excise tax gross-ups in these agreements.

Other Compensation.  All of our Named Executive Officers are eligible to participate in our employee benefit plans, including medical, dental, life insurance and 401(k) plans. These plans are available to all employees and do not discriminate in favor of our Named Executive Officers. In addition, certain of our Named Executive Officers continue to be eligible for reimbursements for relocation expenses and/or commuting expenses. Our Named Executive Officers are also covered under a group life insurance policy with a benefit equal to one-times base salary, up to a maximum of $250,000, and a group disability insurance policy that provides a benefit equal to 60% of regular monthly earnings, up to a maximum of $9,000 per month. Perquisites are not a significant element of our executive compensation program.

2011 Compensation Decisions

As described above, in February 2011, FW Cook updated its competitive compensation analysis. Its competitive analysis of target total direct compensation for the Named Executive Officers factored into the Compensation Committee’s compensation decisions with respect to 2010 performance as described above and also the development of a more structured compensation program for 2011.

2011 Incentive Program

After extensive discussions between the Compensation Committee, the Vice Chairman of the Board of Directors, FW Cook, and management, on February 21, 2011, the Compensation Committee developed a new annual incentive program for 2011. Key principles of the new program include:

•	Pre-established performance metrics and goals, aligned with our business strategy, will be established annually.

•	Each measure will have threshold, target, and maximum performance levels, with corresponding compensation payouts.

•	Target compensation opportunities will be set to provide total direct compensation at the competitive median if the Company meets its objectives. Total direct compensation should be above median for exceptional performance and below median if the Company fails to meet its objectives.

Under the 2011 incentive program, each Named Executive Officer will have a cash incentive opportunity and a restricted stock incentive opportunity. Each opportunity will have three payout levels (threshold, target and maximum) expressed as percentages of base salary. Depending upon the extent to which performance criteria are achieved, each of the cash and restricted stock awards can range from 50% of target (at threshold performance) to 200% of target (at or above maximum performance). No cash or restricted stock incentives will be paid if threshold performance criteria are not met.

For 2011, the CEO’s cash incentive target will be 100% of base salary, and his restricted stock incentive target will be 200% of base salary. For the other Named Executive Officers, the cash incentive target will be 70% of base salary, and the restricted stock incentive target will be 125% of base salary.

Each year, it is anticipated that the Compensation Committee will solicit a recommendation from the CEO as to performance measures, weightings, and goals and then, with assistance from the Compensation Committee’s consultant and the Vice Chairman of the Board of Directors, deliberate and decide upon specific performance measures and performance goals for all three incentive levels that support the Company’s annual business plan. For 2011, the performance goals will be based on a combination of financial, safety and business unit/individual performance metrics.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on form 10-K for the year ended December 31, 2010.

Compensation Committee
Robert Schmiege, Chairman
Paul R. Goodwin
Ray M. Robinson

HISTORICAL COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Set forth below is information concerning the cash and non-cash compensation earned by, awarded to or paid by us during 2010, 2009, and 2008, to our Named Executive Officers. Our Named Executive Officers are our CEO, CFO and the three other most highly compensated executive officers of the Company who were serving as executive officers as of the end of 2010.

Summary Compensation Table For 2010

				Stock
Name and Principal		Salary	Bonus	Awards	All Other	Total
Position	Year	($)	($)(1)	($)(2)	Compensation ($)(5)	($)

John Giles (President and Chief Executive Officer)	2010	383,333	720,000	1,174,998	6,584	2,284,915
	2009	300,000	825,000	505,439	342,357	1,972,796
	2008	300,000	483,533	174,503	—	958,036
Clyde Preslar (Senior Vice President and Chief Financial Officer)(3)	2010	270,833	306,600	424,999	6,032	1,008,464
	2009	250,000	325,000	162,438	33,453	770,891
	2008	164,773	156,532	597,520	131,107	1,049,932
Paul Lundberg (Senior Vice President and Chief Operations Officer)	2010	262,666	306,600	424,999	30,216	1,024,481
	2009	236,000	325,000	250,000	65,916	876,916
	2008	200,000	250,000	72,789	34,551	557,340
David Novak (Senior Vice President and Chief Administrative Officer)(4)	2010	229,166	282,072	379,993	3,381	894,612
	2009	200,000	295,000	230,236	22,251	747,487
	2008	172,500	224,310	401,998	16,307	815,115
Charles Patterson, (Senior Vice President and Chief Commercial Officer)	2010	254,333	244,020	349,998	15,363	863,714
	2009	236,000	275,000	250,000	53,792	814,792
	2008	200,000	250,000	72,789	39,519	562,308

(1)	Represents discretionary annual cash bonuses paid to the officer in respect of services performed for the applicable year.

(2)	Represents the grant date fair value of Incentive Restricted Shares awarded to the officer in respect of each officer’s performance, computed in accordance with FASB ASC Topic 718. Note that stock awards granted in a given year are based on performance for the prior year, with the exception of certain special restricted stock grants made in 2008 for Messrs. Novak and Preslar on their initial dates of employment. For a summary of the assumptions used in the valuation of awards made in 2010, please see note 4 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(3)	Mr. Preslar commenced employment with the Company on May 5, 2008.

(4)	Mr. Novak commenced employment with the Company on February 21, 2008.

(5)	The amounts in the “All Other Compensation” column for 2010 consist of the following:

		Term Life
	401(k) Matching	Insurance
	Contributions	Premium	Travel
Name	($)	($)	Expenses ($)

Mr. Giles	5,000	1,584	—
Mr. Preslar	5,000	1,032	—
Mr. Lundberg	2,500	960	26,756
Mr. Novak	2,500	881	—
Mr. Patterson	2,500	990	11,873

2010 Grants Of Plan-Based Awards Table

The following table summarizes grants of plan-based awards made in 2010 to each of our Named Executive Officers.

		All Other
		Stock Awards:	Grant Date
		Number of	Fair Market Value
		Shares of	of Stock
	Grant	Stock or Units	Awards
Name	Date	(#)(1)	($)(2)

John Giles	02/24/10	98,244	1,174,998
Clyde Preslar	02/24/10	35,535	424,999
Paul Lundberg	02/24/10	35,535	424,999
David Novak	02/24/10	31,772	379,993
Charles Patterson	02/24/10	29,264	349,998

(1)	Represents Incentive Restricted Shares, which were granted under the RailAmerica, Inc. 2009 Omnibus Stock Incentive Plan in respect of each officer’s performance in 2009, and which vest in equal installments on each of the first three anniversaries of the date of grant.

(2)	Represents the grant date fair value of Incentive Restricted Shares awarded to each individual, computed in accordance with FASB ASC Topic 718.

Employment, Management Shareholder and Other Agreements

Employment Agreements.  The Company entered into employment agreements with each of our Named Executive Officers in connection with the completion of our initial public offering. The initial term of each employment agreement expires on October 13, 2011. Following the expiration of the initial term, each agreement will automatically be renewed for additional one-year periods unless either party provides at least 60 days’ advance notice of non-renewal.

Each employment agreement provides for payment of a specified base salary (current base salaries for our Named Executive Officers are set forth above in the “Summary Compensation Table for 2010”). In addition, each agreement allows for payment of a discretionary annual bonus, based upon actual performance each year by the Company and each Named Executive Officer, as determined by the Compensation Committee. Each agreement also entitles the officer to receive employee benefits on a basis no less favorable than other senior management employees of the Company.

Each of the employment agreements also provides for certain payments and benefits upon certain terminations of a Named Executive Officer’s employment, as described below in the section entitled “Termination, Severance and Change in Control Arrangements.”

Each employment agreement also provides that the officer will not compete with us or solicit our employees or customers for twelve months following the termination of the officer’s employment for any reason.

Existing Equity Arrangements.  Each of our Named Executive Officers holds restricted shares of Company common stock under the terms of Management Shareholder Award Agreements between the Company and the Named Executive Officer (“Restricted Shares”). Except in the event of certain terminations of employment, as described in the section entitled “Termination, Severance and Change in Control Arrangements,” the Restricted Shares vest on the first five anniversaries of the date of grant in accordance with the following schedule, provided that the officer is employed by the Company on the vesting date: 10%, 15%, 25%, 25%, 25%.

In addition, approximately 58% of the Company’s annual discretionary bonuses (including the bonuses payable to our Named Executive Officers) have been paid in Bonus Restricted Shares. Except in the event of certain terminations of employment, as described in the section entitled “Termination, Severance and Change in Control Arrangements,” the Bonus Restricted Shares vest in equal installments on the first three anniversaries of the date of grant, provided that the officer is employed by the Company on the vesting date.

The aggregate number of Restricted Shares and Bonus Restricted Shares held by each of our Named Executive Officers as of December 31, 2010 is set forth below in the table entitled “Outstanding Equity Awards At 2010 Year End.”

Outstanding Equity Awards At 2010 Year End

The following table summarizes the number of securities underlying outstanding restricted stock awards as of December 31, 2010 for each of our Named Executive Officers. The market value of the restricted stock awards is based on the closing market price of our common stock as of December 31, 2010, which was $12.95.

	Stock Awards
	Number of Shares or		Market Value of Shares or
	Units of Stock That		Units of Stock That
	Have Not Vested		Have Not Vested
Name	(#)		($)

John Giles	270,000	(1)	3,496,500
	3,861	(2)	50,000
	21,792	(3)	28,221
	98,244	(4)	1,272,260
Clyde Preslar	29,700	(5)	384,615
	7,002	(3)	90,676
	35,535	(4)	460,178
Paul Lundberg	18,000	(6)	233.100
	1,611	(2)	20,862
	10,776	(3)	139,549
	35,535	(4)	460,178
David Novak	19,980	(7)	258,741
	9,924	(3)	128,516
	31,772	(4)	411,447
Charles Patterson	18,000	(8)	233,100
	1,611	(2)	20,862
	10,776	(3)	139,549
	29,264	(4)	378,969

(1)	Represents Restricted Shares which vest in two equal installments on each of February 20, 2011 and February 20, 2012.

(2)	Represents Restricted Shares which vest on April 1, 2011.

(3)	Represents Restricted Shares which vest in two equal annual installments on each of March 1, 2011 and March 1, 2012.

(4)	Represents Restricted Shares which vest in three equal annual installments on each of February 24, 2011, February 24, 2012 and February 24, 2013.

(5)	Represents Restricted Shares which vest in three equal annual installments on each of May 1, 2011, May 1, 2012 and May 1, 2013.

(6)	Represents Restricted Shares which vest in two equal annual installments on each of April 1, 2011 and April 1, 2012.

(7)	Represents Restricted Shares which vest in two equal annual installments on each of June 1, 2011 and June 1, 2012.

(8)	Represents Restricted Shares which vest in two equal annual installments on each of March 21, 2011 and March 21, 2012.

2010 Shares Vested

The following table summarizes the shares vested during 2010 for each of our Named Executive Officers.

	Shares Vested
	Number of Shares
	Acquired	Value Realized
	on Vesting	on Vesting
Name	(#)	($)

John Giles	149,748	1,774,173
Clyde Preslar	9,441	118,018
Paul Lundberg	15,999	188,897
David Novak	8,958	102,266
Charles Patterson	15,999	185,657

Termination, Severance and Change in Control Arrangements

The table below sets forth the potential severance payments for each of our Named Executive Officers. All payments are contingent on the officer’s termination of employment under the applicable circumstances set forth in the table and represent payments that the officer would have received had the officer’s employment been terminated on December 31, 2010. The amounts set forth in the table below may be reduced to the Section 280G “safe harbor” on golden parachute compensation, as described below. In addition, each of our Named Executive Officers is covered under a group life insurance policy with a benefit equal to one-times base salary, up to a maximum of $250,000, and a group disability policy that provides a payment of 60% of regular monthly earnings, up to a maximum of $9,000 per month.

As described above in the section entitled “Employment, Management Shareholder and Other Agreements,” each Named Executive Officer is party to an employment agreement with the Company. Each of these employment agreements provides that, upon termination of the officer’s employment either by the Company without “cause” or by the officer for “good reason” (each as defined in the applicable employment agreement and which, in the case of “good reason,” includes the Company electing not to renew the officer’s employment agreement), and subject to the Named Executive Officer executing a general release of claims in favor of the Company, the officer will be entitled to receive cash severance payments equal to (a) two times the officer’s base salary and (b) the officer’s target annual bonus (or, if higher, the actual bonus paid to the officer for the year prior to termination), pro-rated to reflect the portion of the year the officer was employed by us. In addition, each agreement provides that if any payment or benefit received by the officer in connection with a “change in control” of the Company, whether received pursuant to the employment agreement or otherwise, would be subject to the excise tax imposed by Section 280G of the Internal Revenue Code, then such payment or benefit will be reduced to the extent necessary to avoid the excise tax.

As described above in the section entitled “Employment, Management Shareholder and Other Agreements,” each Named Executive Officer is party to award agreements with the Company that govern the treatment of Restricted Shares and Bonus Restricted Shares upon termination of the officer’s employment. Except as otherwise described in this paragraph, if the employment of any of our Named Executive Officers is terminated either by the Company without “cause” or by the officer for “good reason” (as described above in the immediately preceding paragraph) or as a result of the officer’s death or disability, subject to the Named Executive Officer executing a general release of claims in favor of the Company, the tranche of Restricted Shares next scheduled to vest (but in no event less than 25% of the total Restricted Shares granted) will vest and the remaining unvested Restricted Shares will be forfeited; provided, however, that if the officer is terminated either by the Company without “cause” or by the officer for “good reason” within one year following a change in control (as defined in the RailAmerica, Inc. Omnibus Stock Incentive Plan), all unvested Restricted Shares will vest. In addition, if the employment of any of our Named Executive Officers is terminated without cause or for good reason or if the officer retires after having achieved at least sixty years of age and more than sixty months of employment with us or certain specified employers, all Bonus Restricted Shares will vest.

For purposes of each of the employment agreements with our Named Executive Officers, an officer is considered to have retired if the officer voluntarily terminates employment after having achieved at least sixty years of age and more than sixty months of employment with us or certain specified affiliates. None of our Named Executive Officers were retirement eligible as of December 31, 2010.

Mr. John Giles

		Not for
		Cause or Good
		Reason
		Termination
		Within
	Not for Cause	12 Months
	or Good	Following a
	Reason	Change in
	Termination	Control	Death	Disability	Retirement	Resignation

Salary	$1,000,000	$1,000,000	—	—	—	—
Bonus	$825,000	$825,000	—	—	—	—
Accelerated Vesting of Restricted Stock	$3,350,385	$5,098,635	$2,361,109	$2,361,109	—	—
Life Insurance Proceeds	—	—	$250,000	—	—	—

Total:	$5,175,385	$6,923,635	$2,611,109	$2,361,109	—	—

Mr. Clyde Preslar

		Not for
		Cause or Good
		Reason
		Termination
		Within
	Not for Cause	12 Months
	or Good	Following a
	Reason	Change in
	Termination	Control	Death	Disability	Retirement	Resignation

Salary	$600,000	$600,000	—	—	—	—
Bonus	$325,000	$325,000	—	—	—	—
Accelerated Vesting of Restricted Stock	$679,059	$935,469	$326,936	$326,936	—	—
Life Insurance Proceeds	—	—	$250,000	—	—	—

Total:	$1,604,059	$1,860,469	$576,936	$326,936	—	—

Mr. Paul Lundberg

		Not for
		Cause or Good
		Reason
		Termination
		Within
	Not for Cause	12 Months
	or Good	Following a
	Reason	Change in
	Termination	Control	Death	Disability	Retirement	Resignation

Salary	$600,000	$600,000	—	—	—	—
Bonus	$325,000	$325,000	—	—	—	—
Accelerated Vesting of Restricted Stock	$737,140	$853,690	$360,580	$360,580	—	—
Life Insurance Proceeds	—	—	$250,000	—	—	—

Total:	$1,662,140	$1,778,690	$610,580	$360,580	—	—

Mr. David Novak

		Not for
		Cause or Good
		Reason
		Termination
		Within
	Not for Cause	12 Months
	or Good	Following a
	Reason	Change in
	Termination	Control	Death	Disability	Retirement	Resignation

Salary	$540,000	$540,000	—	—	—	—
Bonus	$295,000	$295,000	—	—	—	—
Accelerated Vesting of Restricted Stock	$669,334	$798,704	$351,903	$351,903	—	—
Life Insurance Proceeds	—	—	$250,000	—	—	—

Total:	$1,504,334	$1,633,704	$601,903	$351,903	—	—

Mr. Charles Patterson

		Not for
		Cause or Good
		Reason
		Termination
		Within
	Not for Cause	12 Months
	or Good	Following a
	Reason	Change in
	Termination	Control	Death	Disability	Retirement	Resignation

Salary	$560,000	$560,000	—	—	—	—
Bonus	$275,000	$275,000	—	—	—	—
Accelerated Vesting of Restricted Stock	$655,930	$772,480	$333,501	$333,501	—	—
Life Insurance Proceeds	—	—	$250,000	—	—	—

Total:	$1,490,930	$1,607,480	$583,501	$333,501	—	—

Equity Compensation Plan Table

The table below sets forth information with respect to securities authorized for issuance under our equity compensation plans as of December 31, 2010:

Number of
Securities to be
	Issued Upon	Weighted Average	Number of Securities
	Exercise of	Exercise Price of	Remaining Available for
	Outstanding	Outstanding Options,	Future Issuance Under
	Options, Warrants,	Warrants, and	Equity Compensation
	and Rights(1)	Rights(1)	Plans(2)

Equity compensation plans approved by security holders	n/a	n/a	3,797,376

TOTAL			3,797,376

(1)	Not applicable, as only restricted stock awards have been issued as of December 31, 2010 from the Omnibus Stock Incentive Plan and the 2009 Omnibus Stock Incentive Plan.

(2)	The Omnibus Stock Incentive Plan and the 2009 Omnibus Stock Incentive Plan had 80,577 and 3,716,799 shares available for issuance, respectively, as of December 31, 2010.

PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The Audit Committee of the Board appointed the firm of Ernst & Young LLP as Independent Auditors to audit the Company’s financial statements for the fiscal year ending December 31, 2011. Action by shareholders is not required by law in the appointment of independent accountants. If shareholders do not ratify this appointment, however, the appointment will be reconsidered by the Audit Committee.

Representatives of Ernst & Young LLP will attend the Meeting and will be available to respond to questions from our stockholders. The representatives do not intend to make a statement.

Fees Paid to Independent Registered Public Accounting Firm

Ernst & Young LLP served as the Independent Auditors for the Company in the year ended December 31, 2010. Approximate fees paid to Ernst & Young LLP were as follows:

Audit Fees:

Audit fees for professional services rendered in connection with the audit of our annual financial statements and reviews of our quarterly financial statements were $1.3 million for fiscal year ended December 31, 2010 and $1.1 million for fiscal year ended December 31, 2009. Audit fees for professional services rendered in connection with the initial public offering and registration of senior secured notes were $0.5 million for the fiscal year ended December 31, 2009.

Audit Related Fees:

None.

Tax Fees:

Fees paid related to tax return preparation services were $0.03 million for the fiscal year ended December 31, 2009.

All Other Fees:

None.

Pre-Approval Policies and Procedures

Approval of audit and permitted non-audit services is made by the Committee, or by one or more members of the Committee, as shall be designated by the Committee/the Chairperson and the persons granting such approval shall provide an oral report of such approval to the Committee at the next scheduled meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE
SHAREHOLDERS VOTE FOR PROPOSAL NO. 2.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the Company’s audited financial information with management, which has the primary responsibility for our financial statements, and Ernst & Young LLP, the Company’s Independent Registered Public Accounting Firm. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee has received the written disclosures and letter from Ernst & Young LLP consistent with applicable rules of the Public Company Accounting Oversight Board regarding the requirements for independent registered public accounting firms for communicating with audit committees concerning independence, and has discussed Ernst & Young LLP’s independence with them. Based on its review and on the discussions described above, the Audit Committee has recommended to the full Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Audit Committee:
Paul R. Goodwin, Chairman
Vincent T. Montgomery
Robert Schmiege

PROPOSAL NO. 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement on pages 17-28 in accordance with the SEC’s rules.

In considering their vote, stockholders may wish to review with care the information on our compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 17-22, as well as the discussion regarding the Compensation Committee on page 11.

Our primary compensation goals for our named executive officers are to attract, motivate and retain the most talented and dedicated executives and to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. To achieve these goals, we employ a strong pay for performance philosophy that includes the following guiding principles:

•	Balance short-term and long-term goals by delivering a substantial portion of total compensation through restricted share grants; and

•	Deliver a mix of fixed and at-risk compensation, including through the use of restricted share grants, the value of which is directly related to our performance.

We believe that the Company’s executive compensation programs have been effective at promoting the achievement of positive results, appropriately aligning pay and performance and in enabling the Company to attract and retain very talented executives within our industry, while at the same time avoiding the encouragement of unnecessary or excessive risk taking.

We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you as a stockholder the opportunity to express your views on our fiscal year 2010 executive compensation policies and procedures for NEOs. This vote is not intended to address any specific item of compensation; rather, the vote relates to the overall compensation of our NEOs and the policies and procedures described in this proxy statement in accordance with the compensation disclosure rules of the SEC. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of RailAmerica, Inc. (the “Company”) approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2011 Meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Although this is an advisory vote which will not be binding on the Compensation Committee or the Board, we will carefully review the results of the vote. The Compensation Committee will consider our stockholder’s concerns and take them into account when designing future executive compensation programs. The Board therefore recommends that you indicate your support for the Company’s executive compensation in fiscal year 2010, as outlined in the above resolution.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 3

PROPOSAL NO. 4. ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also provides that shareholders must be given the opportunity to vote, on an advisory (non-binding) basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this Proposal No. 4, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

The Company recognizes that the shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation.

This vote is advisory and not binding on the Company or our Board of Directors in any way. The Board of Directors and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation, which must occur at least once every six years beginning with this Meeting. The board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years or three years that receives the highest number of votes case for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder advisory vote to approve the compensation for the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, the narrative discussion.”

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

The Board of Directors has determined not to make a recommendation on this proposal, but to wait and consider the views of our stockholders before making any determination as to the appropriate frequency of the stockholder advisory vote on executive compensation.

OTHER MATTERS

As of the mailing date of this proxy statement, the Board knows of no other matters to be brought before the 2011 Meeting. If matters other than the ones listed in this proxy statement arise at the 2011 Meeting, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

No person is authorized to give any information or to make any representation not contained in this proxy statement, and, if given or made, such information or representation should not be relied upon as having been authorized. The delivery of this proxy statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the proxy statement.

CONFIDENTIALITY OF PROXIES

The Company’s policy is that proxies identifying individual stockholders are private except as necessary to determine compliance with law, or assert or defend legal claims, or in a contested proxy solicitation, or in the event that a shareholder makes a written comment on a proxy card or an attachment to it.

SHAREHOLDER PROPOSALS

The Company welcomes comments or suggestions from its shareholders. Under SEC rules, shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2012 annual meeting of shareholders must be received no later than December 17, 2011, unless the date of the 2012 annual meeting is changed by more than 30 days from the date of the last annual meeting, in which case the proposal must be received no later than a reasonable time before the Company begins to print and send its proxy materials. In addition, all proposals will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals must be delivered to the Office of the General Counsel/Corporate Secretary, RailAmerica, Inc., 7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256.

If a shareholder wishes to submit a proposal for business to be brought before the 2012 Annual General Meeting of Shareholders outside of SEC Rule 14a-8, including with respect to shareholder nominations of directors, notice of such matter must be received by the Company, in accordance with the provisions of the Company’s Bye-laws, no earlier than the close of business on January 20, 2012, nor later than the close of business on February 19, 2012. Notice of any such proposal also must include the information specified in our bylaws and should be sent to the Office of the General Counsel/Corporate Secretary, RailAmerica, Inc., 7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256.

ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms in Washington, D.C. and New York, New York. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and on the web site maintained by the SEC at www.sec.gov. A copy of our Annual Report on Form 10-K will also be furnished without charge upon written request to the Office of the General Counsel/Corporate Secretary, RailAmerica, Inc., 7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256, and can also be accessed through our website at www.railamerica.com.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single set of proxy materials to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate proxy materials, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to: General Counsel/Corporate Secretary, RailAmerica, Inc., 7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256.

GENERAL

The Company will pay the cost of preparing, assembling and mailing the notice of annual meeting, proxy statement, enclosed proxy card and accompanying annual report. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies, and we may reimburse those persons for their expenses incurred in connection with these activities. We will compensate only independent third-party agents who are not affiliated with us but solicit proxies. At this time, we do not anticipate that we will be retaining a third-party solicitation firm, but should we determine, in the future, that it is in our best interest to do so, we will retain a solicitation firm and pay for all costs and expenses associated with retaining this solicitation firm.

If you received a paper copy of this proxy statement, please complete, sign, and date the enclosed proxy card and mail it promptly in the enclosed postage-paid envelope. The enclosed proxy card can be revoked at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES FOR
DIRECTOR AND EXECUTIVE OFFICERS

The following table provides information, as of March 23, 2011, regarding the beneficial ownership of our common stock by the directors, the nominees for director, and the executive officers named in the summary compensation table and all directors, nominees and executive officers as a group.

The percentage of beneficial ownership of our common stock is based on 53,883,728 shares of common stock issued and outstanding as of March 23, 2011.

	Number of Shares
	Beneficially Owned
	Number of
Name of Beneficial Owner(1)	Shares(3)		Percent(4)

Named Executive Officers and Directors(2)
Wesley R. Edens	30,365,000	(5)	56.3%
Joseph P. Adams, Jr.	12,500		*
Paul R. Goodwin	30,000		*
Vincent T. Montgomery	20,700		*
Ray Robinson	22,710		*
Robert Schmiege	25,500		*
John Giles	793,306		1.4%
Clyde Preslar	126,556		*
Paul Lundberg	109,926		*
David Novak	102,681		*
Charles Patterson(6)	102,860		*
All directors, current Named Executive Officers and executive officers as a group (14 persons)	31,859,770		59.1%
5% stockholders:
RR Acquisition Holding LLC(5)	30,350,000		56.3%
T. Rowe Price Associates, Inc.(7)	3,521,784		6.5%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person. Except in cases where community property laws apply we believe that each stockholder possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. The beneficial owners listed in this table do not, individually or as a group, have the right to acquire beneficial ownership over any other shares of our common stock.

(2)	The address of each officer or director listed in this table is: c/o RailAmerica, Inc., 7411 Fullerton Street, Suite 300, Jacksonville, Florida 32256.

(3)	Consists of common stock held, including restricted shares, shares underlying stock options exercisable within 60 days and shares underlying warrants exercisable within 60 days.

(4)	Percentage amount assumes the exercise by such persons of all options and warrants exercisable within 60 days to acquire common stock and no exercise of options or warrants by any other person.

(5)	RR Acquisition Holding LLC is wholly-owned by Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D) L.P., Fortress Investment Fund IV (Fund E) L.P., Fortress Investment Fund IV (Fund F) L.P., Fortress Investment Fund IV (Fund G) L.P., Fortress Investment Fund IV (Coinvestment Fund A) L.P., Fortress Investment Fund IV (Coinvestment Fund B) L.P., Fortress Investment Fund IV (Coinvestment Fund C) L.P.,

Fortress Investment Fund IV (Coinvestment Fund D) L.P., Fortress Investment Fund IV (Coinvestment Fund F) L.P. and Fortress Investment Fund IV (Coinvestment Fund G) L.P. (collectively, the “Fund IV Funds”). FIG LLC is the investment manager of each of the Fund IV Funds. Fortress Operating Entity I LP (“FOE I”) is the 100% owner of FIG LLC. FIG Corp. is the general partner of FOE I. FIG Corp. is a wholly-owned subsidiary of Fortress Investment Group LLC. As of December 31, 2010 Wesley R. Edens, the Chairman of our board of directors, owns approximately 14.92% of Fortress Investment Group LLC. By virtue of his ownership interest in Fortress Investment Group LLC and certain of its affiliates, Mr. Edens, may be deemed to beneficially own 30,350,000 shares listed as beneficially owned by RR Acquisition Holding LLC. Mr. Edens disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of all entities listed above is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105. RR Acquisition Holding LLC is not a broker-dealer or an affiliate of a broker-dealer. Mr. Edens owns 15,000 shares personally. We have been advised by Fortress that the 30,350,000 shares listed as beneficially owned by RR Acquisition Holding LLC have been pledged as security under a loan agreement that has been entered into by affiliates of Fortress Investment Group LLC to which we are not a party. We have also been advised by Fortress that the loan agreement contains a provision that upon an event of default under such loan agreement, the collateral agent may foreclose upon any and all of the pledged shares.

(6)	Includes 300 shares owned by Mr. Patterson’s wife.

(7)	These securities are owned by various individual and institutional investors, representing 6.5% of the shares outstanding, for which T. Rowe Price Associates, Inc. (Price Associates) serves as an investment adviser with power to direct investments and or sole power to vote the securities. For the purposes of the reporting requirement of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities, however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and any persons who beneficially own more than 10% of a class of the company’s stock, to file certain reports of ownership and changes in ownership with the SEC. Based solely on its review of the copies of Forms 3, 4, and 5 received by it, the Company believes that there was one late Form 4 filing by Randy Pianin reporting one transaction, and all other of the Company’s executive officers and directors complied with the SEC’s reporting requirements with respect to transactions which occurred during the fiscal year ended December 31, 2010.

By Order of the Board of Directors

Scott G. Williams
Senior Vice President, General Counsel and Corporate Secretary
April 13, 2011

RAILAMERICA, INC.
7411 FULLERTON STREET, SUITE 300
JACKSONVILLE, FL 32256
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐
Nominees

01	Joseph P. Adams, Jr.	02	Paul R. Goodwin

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

2	Ratification of Ernst & Young LLP as the Independent Registered Public Accounting Firm for 2011.		☐	☐	☐

3	Advisory vote on executive compensation.		☐	☐	☐

		1 year	2 years	3 years	Abstain

4	Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

The validity of this proxy is governed by Delaware General Corporation Law. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the annual meeting to be held May 19, 2011.

For address change/comments, mark here. (see reverse for instructions)			☐

		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

RAILAMERICA, INC.
Annual Meeting of Shareholders
May 19, 2011 10:00 AM
This proxy is solicited by the Board of Directors
The shareholder(s) hereby appoint(s) Scott G. Williams and David Novak, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of RAILAMERICA, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM, EDT on 5/19/2011, address 7411 Fullerton Street, Suite 300 Jacksonville, FL 32256, and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side